Exhibit 99.1

Hanger Announces Appointment of Cynthia Lucchese to Board of Directors

AUSTIN, Texas, May 18, 2015 — Hanger, Inc. (NYSE: HGR) today announced that its Board of Directors elected Cynthia L. Lucchese, former Senior Vice President and Chief Financial Officer of Hillenbrand, Inc. (NYSE: HI), to the Hanger Board as a Director effective May 14, 2015.  Ms. Lucchese qualifies as an independent director under applicable New York Stock Exchange listing standards.

“Cindy has an extensive depth of experience in financial accounting matters in health care businesses,” Hanger President and CEO Vinit Asar said.  “When combined with her involvement on the audit committee of two public companies, her impressive background is an excellent fit for Hanger.  She will bring valuable perspectives and insights to our Board of Directors as we continue to advance our financial operations.”

During her tenure at Hillenbrand, Inc., Ms. Lucchese served as a key member of the leadership team that transformed the organization from a $650 million North American business to a $1.6 billion global diversified industrial company.  She has extensive experience in the medical device industry, including having served as Senior Vice President and Chief Financial Officer of Thoratec Corporation, a company focused on treating advanced stage heart failure.  Ms. Lucchese held various senior financial positions with Guidant Corporation, now a part of Boston Scientific Corporation, including Vice President and Treasurer, Vice President — Finance and Administration, and Vice President — Controller and Chief Accounting Officer.  She is a Director of Intersect ENT, Inc. where she is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee.  She previously served on the board of Brightpoint, Inc., including as Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee.  Ms. Lucchese is currently the Chief Administrative Officer and Chief Financial Officer of Hulman & Company, a privately held company headquartered in Indianapolis, Indiana, that owns and operates the Indianapolis Motor Speedway, INDYCAR racing league, Indianapolis Motor Speedway Productions, Clabber Girl Corporation, and various real estate holdings.

A Certified Public Accountant, Ms. Lucchese earned a bachelor’s degree in accounting and a master’s degree in business administration from Kelley School of Business of Indiana University, where she currently serves as a member of the Dean’s Council.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 770 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews,  www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

SOURCE Hanger, Inc.

Contact: Chris Brinzey, Westwicke Partners for Hanger, Inc., (512) 777-3690

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